Exhibit 3.1

REDWOOD TRUST, INC.

ARTICLES OF AMENDMENT

Redwood Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first sentence of Section (A) of Article VI in its entirety and inserting the following in lieu thereof:

The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred sixty-five million (165,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value of One Million Six Hundred Fifty Thousand Dollars ($1,650,000).

SECOND: The Charter is hereby further amended by deleting Article VII in its entirety and inserting the following in lieu thereof:

The number of directors of the Corporation is currently nine (9), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the Maryland General Corporation Law. At the annual meeting of stockholders of the Corporation held in 2013, each of the successors to the class of directors whose terms expire at the annual meeting of stockholders in 2013 shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; at the annual meeting of stockholders of the Corporation held in 2014, each of the successors to the class of directors whose terms expire at the annual meeting of stockholders in 2014, along with the successors to the directors elected at the 2013 annual meeting, shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; and beginning with the annual meeting of stockholders in 2015, all directors shall be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. The names of the current directors who shall serve until their successors are duly elected and qualify are:

Richard D. Baum (class expires 2013)

Mariann Byerwalter (class expires 2013)

Jeffrey T. Pero (class expires 2013)

Douglas B. Hansen (class expires 2014)

Martin S. Hughes (class expires 2014)

Greg H. Kubicek (class expires 2014)

Charles J. Toeniskoetter (class expires 2014)

George E. Bull, III (class expires 2015)

Georganne C. Proctor (class expires 2015)

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the amendment of the Charter set forth in Article FIRST above was 125,000,000 shares of capital stock, all of which was classified as common stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $1,250,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the amendment of the Charter set forth in Article FIRST above is 165,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $1,650,000.

FIFTH: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 18th day of May, 2012.

ATTEST:	REDWOOD TRUST, INC.

/s/ Andrew P. Stone	By:	/s/ Martin S. Hughes	(SEAL)
Andrew P. Stone		Martin S. Hughes
Secretary		Chief Executive Officer

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